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                                  EXHIBIT 10.1


August 26, 1999

Dr. John A. O'Malley
[ADDRESS OMITTED]

    Re: Terms of Full-Time Employment

Dear Jack:

    This letter is intended to memorialize the terms under which you ("YOU") have agreed to commit to full-time employment with International Remote Imaging Systems, Inc. (the "COMPANY") and assume the duties of chief executive officer, president and chairman of the Company.

    1. Term of Employment. The Company agrees to employ You, and You accept full-time employment with the Company, on the terms set forth in this Agreement for a period commencing as of August 1, 1999 (the "START DATE") and terminating on December 31, 2001 (such period of time constituting the "TERM"), unless terminated sooner in accordance with the provisions of paragraph 7.

    2. Title and Duties. Effective as of the Start Date and subject to the supervisory powers of the Board of Directors, You shall have full and exclusive responsibility for the general supervision, direction and control of the business and officers of the Company and perform such other duties as the Board of Directors may determine from time to time. You will devote your full working time to the performance of your duties and shall report to the Board of Directors. You will not be required to relocate your principal residence during the Term. The Company will be responsible for all reasonable costs (e.g. meals, lodging and travel expenses) associated with the commute from your principal residence in Menlo Park to the Company's headquarters in Chatsworth. At the next meeting of the Board of Directors, You will be elected Chief Executive Officer and President of the Company, and the Office of the Chief Executive will be dissolved. At this same meeting, You shall be elected Chairman of the Board, effective January 1, 2000.

    3. Base Salary. The Company will pay You a base salary at the rate of $250,000 per year, payable in accordance with the Company's normal payroll practices.

    4. Stock Options. As an inducement for You to execute this Agreement, the Board of Directors has granted You two 10-year, non-qualified stock options to purchase 125,000 shares of common stock each (or an aggregate of 250,000 shares under both options) at $1-1/16 per share (the fair market value of a share of common stock on the last trading day before the Start Date). The first option is not subject to stockholder approval and shall vest ratably in twelve (12) equal monthly installments on the last day of each month during the Term so long as Your employment with the Company continues. If and to the extent necessary under the applicable stock exchange rules, the second option will be subject to stockholder approval of another stock option plan or an increase in the size of an existing stock option plan. The second option shall vest ratably in twenty-nine (29) equal monthly installments on the last day of each month during the Term so long as Your employment with the Company continues. In the event that the Company is required but fails to secure a stockholder approval within 12 months to permit the grant of the second option, You will promptly surrender the second option for cancellation and the Company will compensate You by issuing a Stock Appreciation Right retroactive to your Start Date having the same exercise price, duration and vesting as the stock option surrendered for cancellation. The Stock Appreciation Right will be in a form similar to that available under the Company's 1998 Stock Option Plan, but it will be issued separately and outside of that or any other stock option plan. You and the Company agree that the Stock Appreciation Right will constitute full compensation for the loss of the second option.

    5. Effect of Sale or Merger. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company or a similar event that the Board determines, in good faith, would materially alter the structure of the Company or its ownership, (a) the vesting schedule on your options (and the Stock Appreciation Right, if applicable) will automatically be accelerated and 100% of the unvested portion of the options shall immediately vest, (b) the Company will pay You a lump sum cash payment equal to 100% of your base salary for the remainder of the Term and (c) You will be excused from further service to the Company under this Agreement.

    6. Benefits. The Company will provide You with, or will pay to or reimburse You for, the following benefits:

        6.1 an allowance of $1,000 per month for the lease of an automobile; in addition, the Company will reimburse You for the cost of gasoline, maintenance, and insurance for the automobile;


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        6.2 participation in other benefit plans, including paid holidays and sick leave, available to Company employees in accordance with the Company's standard policies;

       6.3 four (4) weeks of paid vacation per year (accrued in accordance with Company policy); and

       6.4 reimbursement of reasonable expenses in accordance with the Company's standard policies, including, but not limited to, travel, lodging, meals, car rentals, and an office in Menlo Park (or, if you prefer, the costs of maintaining a home office in Menlo Park).

    7. Termination, Death and Disability. The Company and You acknowledge that the employment relationship is "at-will" and may be terminated at any time by either party without cause. If the Company terminates You for cause or You resign before the end of the Term, the Company will pay You a lump sum cash payment for all accrued and unused vacation time. If the Company terminates You without cause (or You die or become disabled) before the end of the Term, (a) 50% of the unvested portion of the options (and the Stock Appreciation Right, if applicable) shall immediately vest and (b) the Company will pay You a lump sum cash payment (payable in 4 equal quarterly installments) equal to 50% of your base salary for the remainder of the Term. For purposes of this Agreement, the Company shall be deemed to have terminated You with "cause" if such termination is based primarily upon any of the following: (a) Your continued failure to follow the reasonable instructions of the Board after written notice and a reasonable opportunity to cure; (b) Your final conviction (after exhaustion of appeals) of a breach of any material provision of this Agreement (or the Company's Employee Acknowledgment Form referred to in paragraph 8) after written notice and a reasonable opportunity to cure; or (c) Your final conviction (after exhaustion of appeals) of, or plea of nolo contendere or guilty to, a felony or any criminal theft from the Company.

    8. Confidentiality and Related Matters. You will sign and deliver to the Company a copy of the Company's standard "Employee Acknowledgment Form."

    9. General.

        9.1 Complete Agreement. This Agreement and any agreements referred to herein or executed contemporaneously herewith constitute the entire agreement and understanding between the parties to this Agreement and supersede all prior and contemporaneous negotiations and understandings between the parties, whether oral or written. In the event of any inconsistency between this Agreement and the Employee Acknowledgment Form, this Agreement shall control. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms, conditions or covenants hereof may be waived, only by a written instrument executed by both parties to this Agreement, or in the case of a waiver, by the party waiving compliance.

        9.2 Notices. Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, facsimile, telegram, or certified mail (or, if certified mail is not available, then by first class mail), postage prepaid, (a) to the Company at its principal place of business, (b) to You at your last in the employee records of the Company or (c) such other address as may be designated from time to time by the relevant party. Any notice sent by certified mail shall be deemed to have been given three (3) days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

    If this letter accurately reflects the terms for your employment, please sign and return the enclosed copy of this letter.

Sincerely,

/s/ Richard G. Nadeau
----------------------------
Dr. Richard G. Nadeau
IRIS Director and Authorized Signatory

ACCEPTED AND AGREED:

/s/ John A. O'Malley
----------------------------
Dr. John A. O'Malley

cc:     IRIS Board of Directors


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